Exhibit 19.1

Adopted: March 20, 2023

POLICY ON INSIDER TRADING

In the course of conducting the business of CXApp Inc. (the “Company”), you will come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or that other entity.

The Company’s Board of Directors has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

Scope of Coverage

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

This Policy applies to transactions in common stock, warrants, units, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers, and employees of the Company who have access to material nonpublic information about the Company, if any. These policies are set forth in the Company’s Addendum to Insider Trading Policy. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods, and requires pre-clearance for all transactions in Company securities.

Individual Responsibility

Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Material Nonpublic Information

What is Material Information? Under Company policy and United States laws, information is material if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

●	the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

●	public filings with securities regulatory authorities;

●	issuance of press releases;

●	meetings with members of the press and the public; or

●	information contained in proxy statements and prospectuses.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Company’s Chairman of the Board of Directors (the “Chairman of the Board”), or such other compliance officers as shall be designated from time to time by the Company.

“Tipping” Material Nonpublic Information Is Prohibited

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of the Company’s Insider Trading Policy to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Gifts of Securities

Bona fide gifts of securities are subject to the pre-clearance requirements described in the Addendum.

Safeguarding Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

●	Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

●	Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.

●	Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.

●	Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office.

●	Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

●	Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. If available, use Company-authorized encryption software to protect confidential electronic communications.

●	Comply with the specific terms of any confidentiality agreements of which you are aware.

●	Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

You may not bring the confidential information of any former employer to the Company.

Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.

●	Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Company’s Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company.

●	Refer requests for information from the Securities Exchange Commission or other regulators to the Company’s Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the Company’s Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company. In addition, if you:

●	receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or

●	receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Company’s Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Post-Termination Transactions

This Policy and the Addendum continue to apply to transactions in Company securities even after termination of service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Penalties for Violations of the Insider Trading Policy and Laws

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees.

The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees.

Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with the Company’s Insider Trading Policy, you must consult the Company’s Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company.

CXAPP INC.

ADDENDUM TO POLICY ON INSIDER TRADING

INTRODUCTION

This Addendum explains requirements and procedures which apply to all directors, officers, and employees of CXApp Inc. (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company Policy on Insider Trading. Please note that this Policy applies to all Company securities which you hold or may acquire in the future.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s Chairman of the Board of Directors (the “Chairman of the Board”), or such other compliance officers as shall be designated from time to time by the Company.

PRE-CLEARANCE PROCEDURES

Those subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person or entity over whom the individual exercises substantial influence or control over his, her or its securities trading decisions (collectively, “Family Members”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options or warrants, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Chairman of the Compensation Committee (the “Chairman of the Compensation Committee”), or such other compliance officers as shall be designated from time to time by the Company. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.

Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company’s Chairman of the Compensation Committee, or such other compliance officers as shall be designated from time to time by the Company. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that officers, directors and all employees in the accounting and finance departments of the Company designated as subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other material nonpublic information regarding the Company’s performance during annual and quarterly fiscal periods (collectively, “Covered Employees”) and Family Members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods. The Company’s Chairman of the Compensation Committee, or such other compliance officers as shall be designated from time to time by the Company, will communicate in advance the periods which will constitute a “Blackout Period”.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or Covered Employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Company’s Chairman of the Compensation Committee, or such other compliance officers as shall be designated from time to time by the Company, will inform the requesting person of the existence of a Blackout Period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing material nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two trading days after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), directors and certain executive officers (the Section 16 Officers) of the Company must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include warrants, units, options, convertible securities, and stock appreciation rights.

Form 3: Initial Beneficial Ownership Statement. A person who becomes a Director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a Director or Section 16 Officer, even if the Director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the Director’s or Section 16 Officer’s ownership of any Company equity securities the Director or Section 16 Officer owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a Director or Section 16 Officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. Eastern on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a Director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter.

Common types of transactions reportable on Form 5 include gifts and unreported transactions of less than $10,000.

Family Holdings

Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the Director’s or Section 16 Officer’s immediate family sharing the Director’s or Section 16 Officer’s household. As a result, Directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the Director’s or Section 16 Officer’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits

In order to discourage Directors and Officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

PENALTIES FOR VIOLATING THE SECURITIES LAWS

AND COMPANY POLICY

The seriousness of securities law violations is reflected in the penalties such violations carry. A Director’s resignation may be sought, or an Officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual Directors, Officers or employees of the Company may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, all Directors and Officers should review this material carefully and contact the Company’s Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company, if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Company Policy.

ACKNOWLEDGEMENT FORM

I hereby acknowledge that I have read and understand the foregoing Addendum to Policy on Insider Trading. I understand that any violation of the Policy on Insider Trading will subject me to appropriate disciplinary action, which may include demotion or discharge.

Dated:

Name:
Title:

A-1